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                                                                   EXHIBIT 10.5


                           CHADWICK'S OF BOSTON, LTD.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
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Article 1. - Introduction

         1.1. In General. Chadwick's of Boston, Ltd. (the "Company") has established the Supplemental Executive Retirement Plan effective __________, 1996.

         1.2. Purpose. The purpose of the Supplemental Executive Retirement Plan is:

         (a) to provide certain designated employees with a competitive level of retirement benefits by supplementing benefits payable under the Company's tax-qualified retirement plans;

         (b) to provide retired employees with retirement benefits in fulfillment of obligations under individual retirement agreements; and

         (c) to equalize retirement benefits for certain designated employees whose benefits under the Chadwick's of Boston, Ltd. Retirement Plan are reduced pursuant to provisions of the Internal Revenue Code which with respect to tax qualified retirement plans impose limitations on compensation or maximum benefits.

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Article 2. - Definitions

         2.1. "Average Compensation" shall mean the average of the Key Employee's Compensation over the five (5) full calendar years yielding the highest such average and occurring during the last ten (10) calendar years prior to the earlier of the Key Employee's (a) attainment of age 65 or (b) retirement or other termination of employment with the Company. In the case of a Key Employee who becomes disabled as defined in the Company's long-term disability plan, Average Compensation shall be determined on the basis of the five (5) full calendar years yielding the highest such average and occurring during the last ten (10) calendar years of the Key Employee's employment with the Company prior to commencement of benefits under the Company's long-term disability plan. If the Key Employee has not completed five full calendar years of employment prior to the commencement of benefits under the Company's long-term disability plan, Average Compensation shall be based on the number of full calendar years he or she was employed by the Company prior to the commencement of such benefits.

         2.2. "Code" shall mean the Internal Revenue Code of 1986, as the same presently exists and as the same may hereafter be amended, or any successor statute of similar purpose. References to specific sections of the Code shall be considered references to identifiable similar provisions of successor statutes.

         2.3. "Committee" shall mean the Executive Compensation Committee of the Board of Directors of Chadwick's of Boston, Ltd.

         2.4. "Company" shall mean Chadwick's of Boston, Ltd. and any wholly-owned subsidiaries.

         2.5. "Compensation" shall mean, for any calendar year, a Key Employee's actual base salary earned and any short-term incentives awarded during the calendar year (before taking into account any reduction in base salary or short-term incentives pursuant to a salary reduction agreement under Section 401(k) or Section 125 of the Code). Any base salary or short-term incentives that are deferred under the Chadwick's of Boston, Ltd. General Deferred Compensation Plan shall be included as "Compensation" for the calendar year in which the salary is earned or short-term incentives are awarded but not included for the calendar year in which such deferred compensation is paid. By way of example and not by way of limitation, Compensation shall not include employer contributions to the Chadwick's of Boston, Ltd. Retirement Plan or Matching Contributions under the Chadwick's of Boston, Ltd. General Savings/Profit Sharing Plan (or any similar plan); income or gains resulting from the receipt, sale, exchange, exercise or other disposition of stock or stock options, awards and benefits, including stock appreciation rights, under the Chadwick's of Boston, Ltd. 1996 Equity Incentive Plan or any other long-term incentive plan of the Company; expense reimbursements or payments in lieu of expense reimbursement; auto allowances, financial counseling fees, tuition reimbursements or the value of other fringe benefits provided by the Company or any

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other employer (even if wholly or partially currently taxable as income to the
Key Employee); or employer contributions to Social Security made by the Company or another employer on behalf of the Key Employee.

         2.6. "Deferred Compensation Amount" shall mean any income deferred under the Chadwick's of Boston, Ltd. General Deferred Compensation Plan which
(a) but for the deferral would be included in the definition of "Compensation" under the Chadwick's of Boston, Ltd. Retirement Plan (without regard to the limitations described in Code section 401(a)(17)) and (b) is paid to the Key Employee after he or she retires or terminates.

         2.7. "Key Employee" shall mean any employee or retired former employee of the Company who is designated by the Committee as such under Article 3 of the Plan. Each Key Employee shall be designated by the Committee as a "Category A Key Employee," a "Category B Key Employee," or a "Category C Key Employee" in the manner provided in Article 3.

         2.8. "Plan" shall mean the Chadwick's of Boston, Ltd. Supplemental Executive Retirement Plan as set forth in this document, including any and all amendments hereto and restatements hereof.

         2.9. "Primary Social Security Benefit" shall mean the annual primary insurance amount to which the Key Employee is entitled or would, upon application therefor, become entitled at the later of age 65 or actual retirement under the provisions of the Federal Social Security Act as in effect on the Key Employee's termination date assuming that the Key Employee will have no income after termination which would be treated as wages for purposes of the Social Security Act.

         2.10. "Retirement Agreements" shall mean any individual agreement now existing or hereafter executed between any Key Employee and the Company pursuant to which any cash payment or payments are made directly to the Key Employee after retirement or termination of employment for the purpose of providing retirement income to said employee or his or her spouse.

         2.11. "Retirement Plan Benefit" shall mean the annual benefit payable at the later of age 65 or actual retirement under the Chadwick's of Boston, Ltd. Retirement Plan on a life annuity basis.

         2.12. "Savings/Profit Sharing Plan Benefit" shall mean an annual benefit computed by converting the value of the Key Employee's Matching Contribution Account payable under the Chadwick's of Boston, Ltd. General Savings/Profit Sharing Plan to a life annuity commencing at the later of age 65 or actual retirement. The Committee shall determine the actuarial factors used in converting the Matching Contribution Account to a life annuity.

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         2.13. "Years of Service" shall mean the total completed years and months of a Key Employee's uninterrupted service with the Company from the date that the Key Employee commences employment with the Company until the earliest of termination of employment, retirement or age 65. A leave of absence approved by the Company shall not constitute an interruption of service but the period of such absence shall be excluded from Years of Service for all purposes under the Plan.

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Article 3. - Key Employees

         3.1. Designation of Key Employees. An employee or retired former employee of the Company shall be a Key Employee if, and only if, designated as such by the Committee. All Key Employees are intended to be selected from among a group limited to management or highly compensated employees of the Company. Each individual designated as a Key Employee shall be identified as belonging to one of the following categories: a "Category A Key Employee", a "Category B Key Employee", or a "Category C Key Employee". The most recent "Category" to which such Key Employee is assigned determines the nature of the benefits to which he or she may become entitled under the Plan.

         3.2. Category A Key Employee. A Category A Key Employee is a Key Employee who will receive the benefit provided under Article 4 of the Plan after retirement or other separation from service in discharge of obligations of the Company under individual Retirement Agreements between the Company and such person.

         3.3. Category B Key Employee. A Category B Employee is a Key Employee who, upon meeting the requirements of Section 5.2, will receive the benefit provided under Article 5 of the Plan to supplement benefits payable under the Company's tax-qualified retirement plans. If, however, at the time a Category B Key Employee retires or otherwise terminates employment, the benefit under
Article 6 of the Plan would provide a greater benefit to such Key Employee than the benefit provided under Article 5 of the Plan, then such Key Employee will be designated a Category C Key Employee and will receive the benefit provided under
Article 6.

         3.4. Category C Key Employee. A Category C Key Employee is a Key Employee who, upon meeting the requirement of Section 6.1, will receive the benefit provided under Article 6 of the Plan to compensate him or her for reductions in benefits under the Chadwick's of Boston, Ltd. Retirement Plan by reason of (i) the operation of the limitation provisions of Section 401(a)(17) or Section 415 of the Code, and/or (ii) the deferral of certain income which, but for the deferral, would be included in the definition of "Compensation" under the Chadwick's of Boston, Ltd. Retirement Plan.

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Article 4. - Category A Key Employee Benefit

         4.1. Category A Key Employee Benefit. Each present or future Category A Key Employee (and, where so provided in the individual Retirement Agreements between the Company and such Key Employee, the surviving spouse or other beneficiary(ies) of such Key Employee) shall receive the benefit provided under the Retirement Agreement with such Key Employee under the terms and subject to the limitations set forth in said Retirement Agreement. Appendix A identifies the individual Retirement Agreements now existing. Appendix A shall from time to time be amended by the Committee by the addition of new individual Retirement Agreements or by the amendment or termination of then existing Retirement Agreements.

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Article 5. - Category B Key Employee Benefit

         5.1. Requirement for a Full Benefit. Each Category B Key Employee retiring at or after age 65 with 20 or more Years of Service shall be entitled to receive a supplemental retirement benefit under this Article 5 so that the sum of his or her Retirement Plan Benefit, Savings/Profit Sharing Plan Benefit, Primary Social Security Benefit and the annual benefit that would be payable under this Article 5 as a life annuity commencing at the later of age 65 or actual retirement equals 50% of such Key Employee's Average Compensation. The supplemental retirement benefit will be determined under the formula set forth in Section 5.3.

         5.2. Minimum Requirement. Each Category B Key Employee shall be entitled to receive a supplemental retirement benefit under this Article 5 provided he or she has attained age 55 while in the employ of the Company and has completed at least 10 Years of Service. The supplemental retirement benefit will be determined under the formula set forth in Section 5.3.

         5.3. Benefit Formula. The monthly benefit payable at age 65 or later to a Category B Key Employee who qualifies for a benefit under Sections 5.1 or 5.2 shall be 1/12 of the product of (a) and (b), such product offset (reduced) by the sum of (c), (d) and (e), where:

         (a) is two and one-half percent (2 1/2%) of the Key Employee's Average Compensation,

         (b) is the number of Years of Service completed by the Key Employee, up to a maximum of twenty (20) such Years,

         (c)      is the Key Employee's annual Retirement Plan Benefit,

         (d)      is the Key Employee's annual Savings/Profit Sharing Plan
                  Benefit, and

         (e)      is the Key Employee's annual Primary Social Security Benefit.

         5.4. Reduction for Early Retirement. A Category B Key Employee who has met the requirements of Section 5.2 and retires prior to age 65 may elect to receive his or her supplemental retirement benefit under this Article prior to age 65, but not earlier than the date on which he or she first receives benefits under the Chadwick's of Boston, Ltd. Retirement Plan (except as otherwise expressly determined by the Committee). If the Category B Key Employee receives benefits commencing at age 65 or later, the amount of his or her supplemental retirement benefit shall be equal to the benefit determined under Section 5.3, but if benefits commence prior to age 65, the supplemental retirement benefit will be reduced pursuant to factors adopted by the Committee.

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         5.5. Pre-Retirement Death Benefit. If a Category B Key Employee dies after he or she has met the age and service requirements for a benefit as set forth in Section 5.2 but prior to the commencement of benefits under the Plan, his or her spouse will be entitled to receive a monthly benefit payable for the spouse's lifetime. The monthly amount of such survivor benefit will be the amount of benefit that would have been payable to the spouse on account of the Key Employee's death if the Key Employee had retired and commenced receiving benefits on the day before the day of his or her death in a 50% joint and survivor annuity form whereby the Key Employee would have received a reduced pension upon retirement and upon such Key Employee's death one-half of such reduced benefit were payable to the Key Employee's spouse. A spouse entitled to receive a benefit hereunder shall have no right to receive the benefit in any payment form other than that specified herein, but the Company may determine, in its sole discretion, to commute the benefits payable to the spouse by paying to the spouse a lump sum amount equal to the actuarial present value of such payments, determined using the same assumptions that apply under Section 7.2(b) below.

         5.6. Limited Death Benefits. Except as provided in Sections 5.5 and 7.2, no benefit shall be payable under this Article 5 upon the death of a Category B Key Employee either before or after retirement or other termination of employment.

         5.7. Benefits in the Event of Disability. If a Category B Key Employee should become disabled as defined by the Company's long-term disability plan, the Key Employee will be credited with Year(s) of Service for the period in which he or she receives such disability payments for purposes of Sections 5.2 and 5.3. For purposes of meeting the minimum requirements of Section 5.2, the Key Employee will be deemed to be actively employed while receiving long-term disability benefits. Long-term disability payments, however, will not be included in determining Compensation. A Key Employee who qualifies for benefits under this Section 5.7 may elect to commence benefits at any time after the later of (i) age 55 or (ii) the termination of his or her long-term disability payments, provided that, if benefits commence prior to age 65, such benefits will be reduced in accordance with Section 5.4.

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Article 6. - Category C Key Employee Benefit

         6.1. Category C Key Employee Benefits. Each Category C Key Employee who has a fully vested right to benefits under the Chadwick's of Boston, Ltd. Retirement Plan shall be entitled to receive a benefit under the Plan equal to the difference between (a) and (b) below, where

         (a) is the benefit the Key Employee would have received under the Chadwick's of Boston, Ltd. Retirement Plan on a life annuity basis, if (1) neither the limitations of Code Sections 415(b) or 415(e), whichever is applicable, nor the limitations of Code Section 401(a)(17) existed and/or (2) the Key Employee did not have any Deferred Compensation Amounts; and

         (b) is the benefit which the Key Employee is actually entitled to receive under the Chadwick's of Boston, Ltd. Retirement Plan on a life annuity basis.

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Article 7. - Methods of Benefit Payment

         7.1. Category A Key Employees. Benefits payable to Category A Key Employees shall be paid in the manner prescribed in the Retirement Agreement providing for such benefits. If the Retirement Agreement to which reference is made does not specify the manner in which such benefits are to be paid, the manner in which such benefits are distributed and the timing of such distributions shall be determined by reference to the provisions of the Chadwick's of Boston, Ltd. Retirement Plan, as though such benefits were being provided under that Plan.

         7.2.Category B Key Employees.

         (a) The benefit payable hereunder to a Category B participant shall be paid in the same form as the participant's benefit under the Chadwick's of Boston, Ltd. Retirement Plan, unless the participant elects the lump sum form of payment described at paragraph (b) below or except as otherwise determined by the Committee. Any benefit payable hereunder other than as a single life annuity for the participant's lifetime shall be adjusted actuarially (using such assumptions and factors as the Committee may determine from time to time) to reflect such other form of payment, it being the intention of this provision to result in an aggregate payment hereunder and under the Chadwick's of Boston, Ltd. Retirement Plan which is actuarially equivalent to the aggregate amount that would be payable hereunder and under the Retirement Plan in a single-life annuity form. Notwithstanding the preceding sentence, the amount of any lump sum payable hereunder shall be determined by applying the assumptions specified in paragraph (b) below.

         (b) A Category B participant may elect to receive a lump sum payment in full satisfaction of his or her benefit otherwise payable hereunder. Any such election shall be made in accordance with the rules set forth in paragraph (c) below. The amount of the lump sum payment shall be the actuarial equivalent of the benefit that would otherwise be payable to the participant hereunder in a life annuity form, determined by using an interest assumption equal to the "Interest Rate" in effect under the Chadwick's of Boston, Ltd. General Deferred Compensation Plan for the year in which payment is made (or such other interest assumption as the Committee may determine) and such other factors and assumptions as the Committee may specify.

         (c) An election to receive a lump sum distribution shall be made, on a form provided by the Committee, no later than three months prior to retirement under the Plan. For these purposes, a Participant may retire even though he or she shall continue to serve as a Member of the Board of Directors of the Company.

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         (d)      Benefits payable in an annuity form shall commence on the
                  later of (a) the first day of the month coinciding with or next following his or her retirement or (b) the date on which the Participant is eligible to commence retirement benefits under the Chadwick's of Boston, Ltd. Retirement Plan. Benefits payable to the Participant in a lump sum distribution shall be paid on the first day of the month following the later of (1) one year following retirement or (2) two years following the Participant's election to receive a lump sum distribution pursuant to Section 7.2(c) herein. A Participant electing to receive a lump sum distribution shall receive annuity payments under the normal form of benefit until the month immediately preceding the month in which the lump sum benefit is paid to the Participant. In the event that a Participant dies prior to receipt of the lump sum distribution elected hereunder, annuity payments shall continue to the Participant's beneficiary until the date on which a lump sum distribution would have been paid to the Participant had he or she lived, at which time the lump sum (adjusted to reflect any payments already made) shall be paid to the Participant's beneficiary.

         7.3. Category C Key Employees. Benefits payable to Category C Key Employees shall be paid in a manner determined by the Committee.

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Article 8. - Divestiture

         8.1. Divestiture of Category A Key Employee. Category A Key Employees shall be subject to divestiture of benefits to the extent that the Retirement Agreement(s) pursuant to which such benefits are included in the Plan so provide.

         8.2. Competition. The Committee shall have the authority to divest the benefits under the Plan for any Category B or C Key Employee who ends his or her employment voluntarily at any time, including by reason of retirement or disability, and who within two years following such termination engages, either as a principal, employee, partner, consultant or investor (other than a less-than-1% equity interest in an entity), in a business which is a competitor of the Company. A business shall be deemed a competitor of the Company if it shall operate a catalog business dealing primarily in off-price apparel. For purposes of this Section, The TJX Companies, Inc. and its subsidiaries shall also be deemed competitors.

         A Key Employee shall notify the Company immediately upon his securing employment or becoming self-employed during the two years following voluntary termination of employment, and shall furnish to the Committee written evidence of his compensation earned from any such employment or self-employment, in each case promptly following any request therefor by the Committee.

         Any Key Employee may inquire of the Committee in writing whether any proposed act shall be considered competition under this Section 8.2 and the Committee shall provide a prompt reply.

         If any Key Employee covered under this Section 8.2 engages in a business determined by the Committee to be a competitor of the Company, the Committee shall give notice in writing to the Key Employee that unless a written appeal is submitted by the Key Employee to the Committee within thirty (30) days, his or her benefits under the Plan will be forfeited. The Committee in its discretion may also provide that if the Key Employee ceases to engage in such business his or her benefits under the Plan will not be forfeited. Upon receipt of the Committee's notice, the Key Employee shall have 30 days to submit a written appeal of the Committee's decision. The Committee shall review the Key Employee's appeal and notify the Key Employee of its decision within 30 days from receipt of his or her appeal. If the Key Employee fails to submit an appeal within 30 days, his or her benefits will be forfeited at the expiration of the 30-day period; provided, that if the Committee has determined that such benefits will not be forfeited if the Key Employee ceases to engage in the competitor business within a specified period, such benefits will be forfeited only if the Key Employee continues to engage in such business after the expiration of such specified period.

         The provisions of this Section 8.2 shall cease to have effect upon the occurrence of a Change of Control as defined in the Company's 1996 Equity Incentive Plan or successor plan, as from time to time amended. The provisions of this Section 8.2 shall not apply to a Key

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Employee who voluntarily terminates employment at a time when he or she has entered into an employment agreement with the Company or a Related Company containing an express non-competition provision; instead, a violation by the Key Employee of such provision shall result in the automatic forfeiture of benefits under the Plan for such Key Employee.

         If, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this
Section 8.2 shall be determined to be unlawful or otherwise unenforceable, then the coverage of this Section 8.2 shall be deemed to be restricted as to duration, geographical scope or otherwise, as the case may be, to the extent, and only to the extent, enforceable in the particular jurisdiction in which such determination is made.

         8.3. Termination for Cause. Notwithstanding anything to the contrary contained herein, if a Key Employee's employment is terminated for cause, all benefits otherwise payable under the Plan shall be forfeited. For this purpose, termination for cause shall mean termination of employment by reason of the Key Employee's dishonesty, conviction of a felony, gross neglect of duties, or conflict of interest. If, subsequent to termination of employment for other reasons, and prior to the payment of all benefits hereunder, it is discovered that a Key Employee engaged in acts or conduct which, had they been discovered, would have resulted in termination of employment for cause, his or her employment will be deemed to have been terminated for cause, and all unpaid benefits hereunder shall be forfeited.

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Article 9. - Funding and Administration

         9.1. Source of Funds. All payments of benefits hereunder and all costs of administration of the Plan shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established or other segregation of assets required to be made to assure such payments. However, the Company may, in its discretion, establish a bookkeeping account or reserve to meet its obligations hereunder and may establish a so-called "rabbi trust" or similar grantor trust, and may fund such trust, for the purpose of providing benefits hereunder. Except as provided in the preceding sentence, nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Committee and any employee or other person. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of that person's employer or former employer.

         9.2. Administration of Plan. The Plan shall be administered by the Committee, which shall have the full power, discretion and authority to interpret, construe and administer the Plan and any part thereof. The Committee may employ legal counsel, consultants, actuaries and agents as it deems desirable in the administration of the Plan and may rely on the opinions of such counsel, the advice of such consultants, and the computations of such actuaries. No member of the Committee shall be eligible for a benefit under the Plan unless approved by the Board of Directors of Chadwick's of Boston, Ltd.

         The Plan as it applies to employees of the Company is intended to be a "pension plan" (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is unfunded for ERISA and tax purposes and that qualifies for the exemptions described in ERISA Sections 201(a)(2), 301(a)(3) and 401(a)(1). The Committee shall be the "plan administrator" of the Plan and shall have discretion to construe its terms and determine each Key Employee's or other person's eligibility for benefits hereunder. If any person claims any benefit hereunder, the Committee shall make and communicate its decision with respect to the claim within 90 days from the date the claim was received. Where special circumstances require additional time for processing the claim, the ninety-day response period may be extended by the Committee to 180 days. If the Committee does not render a written determination prior to the expiration of such 90-day (or 180-day) period, the claim will be deemed denied. If a claim hereunder is denied, the claimant may, within 60 days of such denial, appeal the denial by written request for review delivered to the Board of Directors of the Company or its designate, which request may include a request to review pertinent documents and to submit issues and comments in writing. The Board of Directors or its designate shall render a decision on the appeal within 60 days (or, if special circumstances require an extension of the time for processing, 120 days) after receipt of the request for review; but if no written decision is rendered within such period(s), the appeal will be deemed denied.

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Article 10. - Amendment, Suspension, Termination or Assignment

         10.1. Amendment, Suspension and Termination. The Plan may be amended, suspended or terminated in whole or in part at any time and from time to time by the Committee. No such amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any person to benefits under the Plan that have accrued prior to the date of such amendment, suspension or termination as determined by the Committee, unless such reduction is by reason of an amendment required by law or regulation of an administrative agency; provided, however, that the Committee may amend the interest rate specified under Section 7.2(b) without regard to whether such amendment has the effect of decreasing the lump sum value of the Participant's benefit. Without limiting the foregoing, if any time the Committee determines that the continued participation of a Key Employee or beneficiary in the Plan could cause the Plan to fail to qualify under Title I of the ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Committee may remove such Key Employee or beneficiary from participation and take such other steps as it may deem necessary or advisable under the circumstances.

         10.2. Assignment. The rights and obligations of Chadwick's of Boston, Ltd. shall enure to the benefit of and shall be binding upon the successors and assigns of Chadwick's of Boston, Ltd.

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Article 11. - Miscellaneous

         11.1. Persons With Pre-IPO Service For The TJX Companies, Inc. and Subsidiaries. Reference is made to the initial public offering of stock of the Company (the "IPO"). In the case of Key Employees of the Company ("affected employees") who were employed by the Company immediately following the IPO and who immediately before the IPO were employees of The TJX Companies, Inc. and its subsidiaries ("TJX"), the provisions of the Plan shall be applied by including pre-IPO compensation from and service for TJX in the determination of benefits hereunder to the same extent such compensation and benefits would have been taken into account for such individual (had he or she been a participant) under The TJX Companies, Inc. Supplemental Executive Benefit Plan (the "TJX SERP") as in effect immediately prior to the IPO. It is intended that no benefits accrued under the TJX SERP for an affected employee shall be paid under that plan, but all such benefits, if any, shall be determined and paid under this Plan. The Committee shall have full authority to make such adjustments in benefits payable hereunder as it deems necessary to avoid the duplication of any benefits paid under the TJX SERP.

         11.2. Notices. Each Key Employee shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices, reports and benefit payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any check mailed to such address is returned as undeliverable to the addressee, the mailing of checks will be suspended until the Key Employee or beneficiary furnishes the proper address.

         11.3. Lost Distributees. A benefit shall be deemed forfeited if the Committee is unable to locate the Key Employee or beneficiary to whom payment is due, after diligent effort for a period of at least two (2) years, provided, however, that the Committee shall have the authority (but not the obligation) to reinstate such benefit upon the later discovery of a proper payee for such benefit. Mailing of a notice in writing, by certified or registered mail, to the last known address of the Key Employee and to the beneficiaries of such Key Employee (if the addresses of such beneficiaries are known to the Committee) not less frequently than once each year for the two-year period shall be considered a diligent effort for this purpose.

         11.4. Nonalienation of Benefits. None of the payments, benefits or rights of any Key Employee or beneficiary shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Key Employee or beneficiary. No Key Employee or beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a beneficiary or beneficiaries as hereinabove provided.

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         11.5. Reliance on Data. The Company, the Committee and all other persons associated with the Plan's operation shall have the right to rely on the veracity and accuracy of any data provided by the Key Employee or by any beneficiary, including representations as to age, health and marital status. Such representations are binding upon any party seeking to claim a benefit through a Key Employee. The Company, the Committee and all other persons associated with the Plan's operation are absolved completely from inquiring into the accuracy or veracity of any representation made at any time by a Key Employee or beneficiary.

         11.6. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Key Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Key Employees and other persons shall remain subject to discharge to the same extent as if the Plan had never been adopted.

         11.7. Severability of Provision. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

         11.8. Heirs, Assigns and Personal Representative. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Key Employee and beneficiary, present and future.

         11.9. Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting thereof shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

         11.10. Effect on Other Plans. Any benefit payable under the Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees. However, the Committee in its sole discretion shall have the right to determine in the case of any Key Employee whose compensation is artificially reduced by deferral or election to reduce compensation or otherwise, that the amount of such Key Employee's compensation shall be adjusted for the purpose of computing his or her benefits under any welfare benefit plan or compensation plan of the Company other than a qualified plan. In the event that such benefit equalization program payments can not be made under such employee welfare plan or other compensation plans, then the appropriate payments shall be made from the Plan, all as determined by the Committee in its discretion.

         11.11. Government Regulations. It is intended that the Plan will comply with all applicable laws and government regulations, and the Company shall not be obligated to

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
perform an obligation hereunder in any case where, in the opinion of the Company's counsel, such performance would result in violation of any law or regulation.

         11.12. Heading and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

         11.13. Singular Includes Plural. Except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

         11.14. Controlling Law. The Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

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